Exhibit 10.4

EXECUTION COPY

FIRST AMENDMENT TO SECURITIES PURCHASE AGREEMENT

FIRST AMENDMENT TO SECURITIES PURCHASE AGREEMENT (the “Amendment”), dated January 19, 2007, by and between DayStar Technologies, Inc., a Delaware corporation, with headquarters located at 13 Corporate Drive, Halfmoon, New York 12065 (the “Company”), and Castlerigg Master Investments Ltd., a British Virgin Islands company, with address located at Craigmur Chambers, Road Town, Tortola, British Virgin Islands (the “Buyer”).

RECITALS:

A. The Company and the Buyer are parties to a Securities Purchase Agreement dated as of May 25, 2006 (the “Agreement”).

B. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed in the Agreement.

C. Section 8(e) of the Agreement provides that the Agreement may be amended in a writing signed by the Company and the holders of at least a majority of the aggregate number of Registrable Securities issued and issuable thereunder, and the Buyer is the holder of such a majority.

D. In consideration for this Amendment the Company is (i) agreeing to issue, subject to the terms hereof, to the Buyer or its designee a warrant (the “Warrant”) to purchase 317,394 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) pursuant to a Class A Warrant Agreement in the form attached hereto as Exhibit A, and (ii) entering into a Registration Rights Agreement with respect to the shares issuable upon exercise of the Warrant.

E. Concurrently with the execution of this Amendment, the Buyer, the Company and LC Capital Master Fund Ltd. are entering into a Note Purchase Agreement dated January 19, 2007 (the “Note Purchase Agreement”) whereby LC Capital Master Fund Ltd. will purchase the Note and certain associated rights from the Buyer.

NOW, THEREFORE, the Company and the Buyer hereby agree as follows:

1. Representations and Warranties of the Company. The Company hereby represents and warrants to the Buyer as follows:

1.1 Authorization, etc. The Company has full power and authority to execute and deliver this Amendment and to carry out the transactions contemplated hereby. This Amendment has been duly executed and delivered by the Company. This Amendment constitutes a valid and binding agreement of the Company, assuming the due execution of this Amendment by the Buyer, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

1.2 The authorized capital stock of the Company consists of 60,000,000 shares of Common Stock, of which 7,823,707 shares are issued and outstanding as of the date hereof, and 3,000,000 shares of Preferred Stock, of which 0 shares are issued and outstanding as of the date hereof, and the Company has reserved 317,394 shares of Common Stock for issuance upon the exercise of the Warrants.

2. Representations and Warranties of the Buyer. The Buyer hereby represents and warrants to the Company as follows:

2.1 Authorization, etc. The Buyer has full power and authority to execute and deliver this Amendment and to carry out the transactions contemplated hereby. This Amendment has been duly executed and delivered by the Buyer. This Amendment constitutes a valid and binding agreement of the Buyer, assuming the due execution of this Amendment by the Company, enforceable against the Buyer in accordance with its terms, except that (i) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3. Amendment of Agreement. Following the consummation of the sale of the Note pursuant to the Note Purchase Agreement and issuance of the Common Stock to the Buyer, Section 4 of the Agreement shall be deleted in its entirety and be of no further force or effect.

4. Acknowledgment of Warrant Exercise Price. The Company and the Buyer acknowledge that following the transaction contemplated by this Amendment and by the Note Purchase Agreement, the exercise price of the Class A Warrants purchased by the Buyer on May 25, 2006 will be $2.00 per share (subject to further adjustment from time to time as provided therein).

5. Insufficient Authorized Shares. Immediately following the date hereof, if at any time while the Warrant remains outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon exercise of the Warrant at least a number of shares of Common Stock equal to the number of shares of Common Stock issuable upon exercise of the Warrant (an “Authorized Share Failure”), the Company shall take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve such number of shares of Common Stock then issuable upon exercise of the Warrant. Immediately following the date hereof, the Company shall use its best efforts to obtain a waiver from the Nasdaq Capital Market regarding its obligations under Rule 4350 and any other applicable laws, rules or regulations, and in the event such waiver is not obtained, the Company shall provide each stockholder entitled to vote at a special or annual meeting of stockholders of the Company, which shall be promptly called and held not later than March 30, 2007, a proxy statement soliciting each such stockholder’s affirmative vote for approval of resolutions providing for, without limitation, the Company’s issuance of all of the shares issuable upon exercise of the Warrant, in accordance with applicable law and the rules and regulations of the Nasdaq Capital Market (such affirmative approval or waiver being referred to herein as the “Stockholder Approval”). In no event will the Company seek a waiver or the affirmative vote of the stockholder’s of the Company for the issuance of any capital stock unless it has previously received the waiver or approval permitting the issuance of all of the shares issuable upon conversion of the Warrant or simultaneously with such approval receives the waiver of approval of the issuance of all of the shares issuable upon conversion of the Warrant. The Company shall, in the event the Stockholder Approval is not obtained, cause additional similar stockholder meetings to be held every three (3) months thereafter until the Stockholder Approval is obtained. Without limiting the generality of the foregoing, as soon as practicable after the date of the occurrence of any other Authorized Share Failure, but in no event later than ninety (90) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with all such meetings, the Company shall provide a draft of the proxy statement to the Buyer and its counsel for review, provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such issuance of shares of Common Stock or such increase in authorized shares of Common Stock and to cause its Board of Directors to recommend to its stockholders that they approve such proposal.

6. No Other Changes. Except as amended hereby, the Agreement shall remain in full force and effect and in accordance with its terms. This Amendment shall be limited solely for the purpose and to the extent expressly set forth herein and nothing express or implied shall constitute an amendment, supplement, modification or waiver to any of other term, provision or condition of the Agreement.

7. Agreement to Issue Warrant. The Company agrees to issue the Warrant to the Buyer on the earlier to occur of the following: (i) the business day next following the date on which Nasdaq notifies the Company that it will not waive compliance by the Company with Rule 4350 in connection with the issuance of the Warrant and (ii) the business day which is ten (10) calendar days after the Company notifies its shareholders that Nasdaq has waived the Company’s compliance with Rule 4350 as such Rule applies to the issuance of the Warrant or the shares that may be received upon exercise of the Warrant.

8. Expenses. The Company agrees to pay the reasonable and actual fees and expenses of the Buyer paid to third parties in connection with the negotiation, preparation, execution and delivery of this Amendment, the Registration Rights Agreement, the Note Purchase Agreement and the Class A Warrant Agreement and the past negotiations between the Company and the Buyer.

9. Waiver of Default. Upon the issuance of the Common Stock to the Buyer as contemplated hereby and the consummation of the sale of the Note under the Note Purchase Agreement, the Buyer hereby waives any default and any event of default, whether now existing or that will exist following the giving of notice or the passage of time or both.

10. Counterparts. This Amendment may be executed and delivered (including by facsimile and PDF transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same Amendment.

11. Governing Law. This Amendment shall be governed by and construed under the laws of the State of New York (without regard to conflicts of law principles).

[Signature Pages Follow]

IN WITNESS WHEREOF, the Buyer and the Company have caused their respective signature page to this Amendment to be duly executed as of the date first written above

COMPANY:

DAYSTAR TECHNOLOGIES, INC.

By:	/s/ Stephan DeLuca
Name:	Stephan DeLuca
Title:	Chief Executive Officer

BUYER:

CASTLERIGG MASTER INVESTMENTS LTD.

By:	/s/ Patrick T. Burke
Name:	Patrick T. Burke
Title:	Senior Managing Director

EXHIBIT A

Form of Class A Warrant Agreement